Exhibit 99.1

Dynatronics Reports Fourth Quarter
and Fiscal Year End 2020 Results

Eagan, MN (September 24, 2020) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced financial results for its fourth quarter and fiscal year ended June 30, 2020.

“Our fourth quarter and year ending results were negatively impacted by COVID-19, but our team continues to improve operational effectiveness in an effort to leverage our expense structure and manage working capital,” stated John Krier, CEO of Dynatronics Corporation. “Despite a revenue decrease for fiscal year 2020, we are taking decisive actions to prepare the Company for future growth opportunities.”

Fiscal 2020 Fourth Quarter Financial Results

Net sales for the quarter ended June 30, 2020 were $8.1 million, a decrease of $7.4 million, or 47.7%, compared to $15.5 million in the same period of the prior year. Gross profit for the quarter decreased $3.1 million, or 68.9%, to $1.4 million. The decrease in net sales and gross profit were primarily attributable to stay-at-home policies and government restrictions in response to the COVID-19 pandemic. Gross margin for the quarter was 17.4% compared to 29.3% in the same period of the prior year.

Net loss for the quarter ended June 30, 2020 was approximately $2.3 million, compared to a net loss of $232,000 for the same quarter of the prior fiscal year. Depreciation, amortization, and other non-cash expenses were $1.0 million and the Company generated positive cash flow from operating activities of $541,000 in the fourth quarter of fiscal 2020.

Fiscal Year 2020 Financial Results

Net sales for the year were $53.4 million, a decrease of $9.2 million, or 14.6%, compared to $62.6 million in the same period of the prior year. Gross profit for the year decreased $4.1 million, or 21.3%, to $15.1 million. The decrease in net sales and gross profit were primarily attributable to stay-at-home policies and government restrictions in response to the COVID-19 pandemic, as well as the continued decline in physical therapy and rehabilitation product sales. Gross margin for the year was 28.3% compared to 30.6% in the same period of the prior year. The decrease in gross margin percentage was primarily due to lower sales.

Net loss for the year ended June 30, 2020 was approximately $3.4 million, compared to a net loss of $921,000 for the year ended June 30, 2019. Depreciation, amortization, and other non-cash expenses were $2.5 million and the Company generated positive cash flow from operating activities of $3.1 million for the year.

Fiscal Year 2021 Financial Outlook

We have experienced continued positive revenue momentum in fiscal year 2021. July and August 2020 net sales are approximately 60-70% compared to the same period in fiscal year 2020.

The Company will not be providing financial guidance for the fiscal year 2021.

Conference Call

Dynatronics has scheduled a conference call for investors on September 24, 2020, at 8:30 AM ET. Those wishing to participate should call (844) 369-8770 (U.S./Canada callers) or (862) 298-0840 (international callers). A replay will be available through October 1, 2020, by dialing (877) 481-4010, Pin 36825.

About Dynatronics Corporation

Dynatronics Corporation is a leading medical device Company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The Company’s products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the Company’s expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include references to our financial guidance, expected revenues, gross profit, and selling, general, and administrative expenses. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations including uncertainties involving the impact of the COVID-19 pandemic. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company’s most recent filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, which was filed on September 24, 2020. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Financial Results

The following is a summary of operating results for the quarters and years ended June 30, 2020 and 2019, and balance sheet highlights as of June 30, 2020 and 2019.

Summary Selected Financial Data
Statements of Operation Highlights
In thousands, except share and per share amounts

	Quarter Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net sales	$8,116	$15,508	$53,409	$62,565
Cost of sales	6,702	10,966	38,311	43,391
Gross profit	1,414	4,542	15,098	19,174

Selling, general, and admin. expenses	3,641	4,883	18,091	19,970
Other (expense) income, net	(78)	(123)	(442)	(120)
Income tax benefit (provision)	10	232	10	(5)
Net loss	(2,295)	(232)	(3,425)	(921)

Deemed dividend on convertible preferred stock and accretion of discount	-	-	(174)	-
Convertible preferred stock dividend, in common stock	(180)	(209)	(718)	(795)
Net loss attributable to common stockholders	$(2,475)	$(441)	$(4,317)	$(1,716)

Net loss attributable to common stockholders per common share - basic and diluted	$(0.18)	$(0.05)	$(0.42)	$(0.21)
Weighted-average common shares outstanding - basic and diluted	13,461,148	8,509,207	10,262,769	8,246,188

Balance Sheet Highlights
In thousands

	June 30, 2020	June 30, 2019
Cash, cash equivalents, and restricted cash	$2,316	$256
Trade accounts receivable, net	4,894	7,495
Inventories, net	8,372	11,528
Prepaid & other	493	635
Total current assets	$16,075	$19,914

Accounts payable	$3,014	$3,990
Accrued payroll and benefits expense	1,205	1,373
Accrued expenses	768	1,039
Other current liabilities	1,679	833
Line of credit	1,013	6,540
Current portion of acquisition earn-out liability	0	500

Total current liabilities	$7,679	$14,275

3